Exhibit 4.11

Dated 17, July 2013

STAR COSMO LLC
STAR KAPPA LLC and
STAR OMICRON LLC
as joint and several Borrowers

-and-

STAR BULK CARRIERS CORP
as Guarantor

- and -

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Appendix 1
as Lenders

-and-

HSH NORDBANK AG
as Agent, Mandated Lead Arranger, Swap Bank
and Security Trustee

SUPPLEMENTAL AGREEMENT

in relation to a Loan Agreement dated 3 October 2011
in respect of a loan facility of (originally) US$64,500,000

WATSON, FARLEY & WILLIAMS
Piraeus

INDEX

Clause	Page

1	DEFINITIONS	8

2	REPRESENTATIONS AND WARRANTIES	9

3	AGREEMENT OF THE CREDITOR PARTIES	11

4	CONDITIONS	12

5	VARIATIONS TO LOAN AGREEMENT, GUARANTEE AND FINANCE DOCUMENTS	15

6	EXPENSES	27

7	CONFIRMATIONS AND ACKOWLEDGEMENTS	29

8	COMMUNICATIONS	29

9	SUPPLEMENTAL	29

10	LAW AND JURISDICTION	29

SCHEDULE 1 LENDERS	15

EXECUTION PAGES	16

THIS SUPPLEMENTAL AGREEMENT is dated 1* July 2013 and made BETWEEN:

(1)
STAR COSMO LLC, STAR KAPPA LLC and STAR OMICRON LLC and each a limited liability company formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960 as joint and several Borrowers;

(2)
STAR BULK CARRIERS CORP., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (including its successors) as Guarantor;

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(4)	HSH NORDBANK AG acting through its office at Gerhart-Hauptmann-Platz 50, D20095 Hamburg, Germany, as Agent;

(5)	HSH NORDBANK AG acting through its office at Gerhart-Hauptmann-Platz 50, D20095 Hamburg, Germany, as Mandated Lead Arranger;

(6)	HSH NORDBANK AG acting through its office at Gerhart-Hauptmann-Platz 50, D20095 Hamburg, Germany, as Security Trustee; and

(7)	HSH NORDBANK AG acting through its office at Martensdamm 6, D-24103 Kiel, Germany, as Swap Bank.

BACKGROUND

(A)
By a loan agreement dated 3 October 2011 (the "Loan Agreement") made (originally) between (i) the Borrowers, Lamda LLC ("Lamda") and Star Ypsilon LLC ("Star Y" and, together, with the Borrowers and Lamda the "Original Borrowers" and each an "Original Borrower"), as joint and several borrowers, (ii) the Lenders as lenders, (iii) the Agent, (iv) the Mandated Lead Arranger, (v) the Swap Bank and (vi) the Security Trustee, it was agreed that the Lenders would make available to the Borrowers a loan facility of (originally) up to US$64,500,000 (the "Loan").

(B)
By a master agreement (the "Master Agreement") on the 2002 ISDA Multicurrency Crossborder Form (together with the Schedule thereto as amended) dated 3 October 2011 and made between (i) the Original Borrowers and (ii) the Swap Bank, the Swap Bank agreed to enter into Designated Transactions with the Original Borrowers from time to time to hedge the Original Borrowers' exposure under the Loan Agreement to interest rate fluctuations.

(C)
By a guarantee (the "Guarantee") dated 3 October 2011 executed by the Guarantor in favour of the Security Trustee the Guarantor guaranteed the obligations of the Original Borrowers under the Loan Agreement, the Master Agreement and the other Finance Documents (as defined in the Loan Agreement).

(D)	The Original Borrowers have requested that the Lenders agree to (inter alia):

(i)	reduce (the "First Reduction") the minimum security cover percentage set out in clause 15.1 of the Loan Agreement from 125 per cent. to:

(A)	in respect of the period 30 September 2012 to 31 December 2012 (with retroactive effect), 100 per cent.; and

(B)	in respect of the period 1 January 2013 to 31 December 2013, 110 per cent.;

(ii)	relax (the "Second Reduction"):

(A)	the Market Adjusted Leverage (as defined in the Guarantee) requirement set out in clause 12.3(a) of the Guarantee by increasing the minimum required percentage from:

(i)	during the period 30 September 2012 to 31 December 2013, 75 per cent.; and

(ii)	during the period 1 January 2014 to 31 December 2014, 70 per cent,

to 90 per cent.

(B)
the Market Value Adjusted Net Worth (as defined in the Guarantee) requirement set out in clause 12.3(b) of the Guarantee by decreasing the minimum required amount by US$70,000,000 from US$100,000,000 to US$30,000,000;

(C)
the Guarantor's minimum liquidity requirement set out in clause 12.3(d) of the Guarantee by adjusting the requirement to $500,000 per Fleet Vessel (as defined in the Loan Agreement) instead of maintaining a minimum amount of US$10,000,000, during the period 30 September 2012 to 31 December 2014 (inclusive) (the "Waiver Period");

(iii)
reduce the Borrowers' minimum liquidity requirement set out in clause 11.17 of the Loan Agreement by US$200,000 (in respect of each Mortgaged Ship (as defined in the Loan Agreement), the "Reduced Amount") from US$400,000 per Mortgaged Ship to US$200,000 per such Mortgaged Ship (the "Third Reduction") and apply (the "First Application") a part of the balance standing to the credit of the Liquidity Account (as defined in the Loan Agreement) equal to the aggregate amount of the Reduced Amounts as follows:

(AA)	an amount equal to 50 per cent of the aggregate Reduced Amounts against the Balloon Instalment in respect of the First Tranche (as each term is defined in the Loan Agreement); and

(BB)
the other 50 per cent. of the aggregate Reduced Amounts, against the eight Instalments of the First Tranche (each as defined in the Loan Agreement) which fell, or, as the case may be, fall due on 7 January 2013, 8 April 2013, 8 July 2013, 7 October 2013, 6 January 2014, 7 April 2014, 7 July 2014 and 6 October 2014, (together, the "Deferred Instalments"), on a pro rata basis;

(iv)
release and discharge (the "First Release") Lamda and Star Y from all their obligations and liabilities under the Finance Documents to which each is a party following the sale of the Ship (as defined in the Loan Agreement) previously owned by each of them in the case of:

(AA)
m.v "STAR YPSILON, previously owned by Star Y, such sale (the "First Sale") made in accordance with clause 8.8 and 11.3 the Loan Agreement and the relevant mandatory prepayment amount, namely US$7,358.393.68, was applied (the "Second Application") in accordance with clause 8.8 and 8.10 of the Loan Agreement;

(BB)
m.v. "STAR SIGMA", previously owned by Lamda, such sale (the "Second Sale") made in accordance with clause 11.3 the Loan Agreement and an amount equal to the whole of the relevant sale proceeds, being in the amount of US$8,773,720.08, was applied (the "Third Application"), in its entirety, first against in full prepayment of the Second Tranche (as defined in the Loan Agreement) and thereafter, in pro rata reduction of the Deferred Instalments falling due after the Third Application; and

(v)
the release (the "Second Release") of (a) the Minimum Amount (as defined in the Loan Agreement) standing to the credit of the Cash Collateral Account (as defined in the Loan Agreement) pursuant to clause 4.2(b) of the Loan Agreement as at 7 January 2013, being the amount of US$6,596,000 and the application thereof (the "Fourth Application" and, together with the First Application and the Third Application, the "Applications" and, together with the First Reduction, the Second Reduction, the Third Reduction and the Second Release, the "Waiver") as follows:

(AA)	an amount equal to US$3,500,000, against the Balloon Instalment (each as defined in the Loan Agreement); and

(BB)	the remaining amount of US$3,096,000, against the Deferred Instalments on a pro rata basis,

and (b) the Security Interests (as defined in the Loan Agreement) created under or pursuant to the Account Pledges (as defined in the Loan Agreement) in respect of the Cash Collateral Account and the Earnings Accounts (as defined in the Loan Agreement) in respect of Lamda and Star Y.

(E)	This Supplemental Agreement sets out the terms and conditions on which the Lenders agree to:

(i)	the Waiver;

(ii)	the consequential amendments to the Loan Agreement and the other Finance Documents in connection with those matters (the "Consequential Amendments"); and

(iii)	the First Release, the Second Sale and the Third Application.

NOW THEREFORE IT IS HEREBY AGREED

1	DEFINITIONS

1.1
Defined Expressions. Words and expressions defined in the Loan Agreement (as hereby amended) and the recitals hereto and not otherwise defined herein shall have the same meanings when used in this Supplemental Agreement.

1.2	Definitions. In this Supplemental Agreement the words and expressions specified below shall have the meanings attributed to them below:

"Effective Date" means the date on which the conditions precedent in Clause 4 are satisfied;

"Management Account" means an account in the name of SBM with the Agent in Hamburg designated "Star Bulk Management Inc. - Current Account", or any other account (with that or another office of the Agent or with a bank or financial institution other than the Lenders) which replaces this account and is designated by the Agent as the Management Account for the purposes of the Loan Agreement in accordance with the Agent's instructions;

"Management Account Pledge" means a deed creating security in respect of the Management Account in the Agreed Form;

"Mortgage Addendum" means, in relation to each Mortgage, the first addendum to that Mortgage, executed or to be executed by the Borrower owning the Ship to which that Mortgage relates in favour of the Security Trustee in such form as the Lenders may approve or require and, in the plural, means all of them; and

"SBM" means Star Bulk Management Inc., a corporation incorporated in the Republic of the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

Application of construction and interpretation of Loan Agreement. Clauses 1.2 and 1.5 of the Loan Agreement apply, with any necessary modifications to this Supplemental Agreement.

2	REPRESENTATIONS AND WARRANTIES

2.1
Repetition of representations and warranties. The Borrowers and the Guarantor hereby represent and warrant to the Agent, as at the date of this Supplemental Agreement, that the representations and warranties set forth in clause 10 of the Loan Agreement and, in the case of the Guarantor, clause 10 of the Guarantee (each updated mutatis mutandis to the date of this Supplemental Agreement) are true and correct as if all references therein to "this Agreement" or, in the case of the Guarantee, this "Guarantee" were references to the Loan Agreement and the Guarantee, respectively, each as amended by this Supplemental Agreement.

2.2	Further representations and warranties. Each Borrower and the Guarantor hereby further represent and warrant to the Agent that as at the date of this Supplemental Agreement:

(a)
each is duly incorporated and validly formed or, in the case of the Guarantor, existing and in good standing under the laws of the Marshall Islands and has full power to enter into and perform its obligations under this Supplemental Agreement and has complied with all statutory and other requirements relative to its business, and does not have an established place of business in any part of the United Kingdom or the United States of America;

(b)
all necessary governmental or other official consents, authorisations, approvals, licences, consents or waivers for the execution, delivery, performance, validity and/or enforceability of this Supplemental Agreement and all other documents to be executed in connection with the amendments to the Loan Agreement (in the case of each Borrower including, but not limited to, the Mortgage Addendum to which it is or, as the case may be, will be a party) and the other Finance Documents as contemplated hereby have been obtained and will be maintained in full force and effect, from the date of this Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Commitment remains outstanding;

(c)
each has taken all necessary corporate and other action to authorise the execution, delivery and performance of its obligations under this Supplemental Agreement and such other documents to which it is a party (in the case of each Borrower including, but not limited to, the Mortgage Addendum to which it is or, as the case may be, will be a party) and such documents do or will upon execution thereof constitute its valid and binding obligations enforceable in accordance with their respective terms;

(d)
the execution, delivery and performance of this Supplemental Agreement and all such other documents as contemplated hereby (in the case of each Borrower including, but not limited to, the Mortgage Addendum to which it is or, as the case may be, will be a party) does not and will not, from the date of this Supplemental Agreement and so long as any moneys are owing under any of the Finance Documents and while all or any part of the Commitment remains outstanding, constitute a breach of any contractual restriction or any existing applicable law, regulation, consent or authorisation binding on each Borrower and/or the Guarantor or on any of their property or assets and will not result in the creation or imposition of any security interest, lien, charge or encumbrance (other than under the Finance Documents) on any of such property or assets; and

(e)
each has fully disclosed in writing to the Agent all facts which it knows or which it should reasonably know and which are material for disclosure to the Agent in the context of this Supplemental Agreement and all information furnished by that Borrower and/or the Guarantor or on its behalf relating to its business and affairs in connection with this Supplemental Agreement was and remains true, correct and complete in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading.

3	AGREEMENT OF THE CREDITOR PARTIES

3.1
Agreement of the Creditor Parties. The Creditor Parties, relying upon each of the representations and warranties set out in Clauses 2.1 and 2.2 of this Supplemental Agreement, hereby agrees with the Borrowers, subject to and upon the terms and conditions of this Supplemental Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4, to:

(a)	the Waiver;

(b)	the First Release, the Second Sale and the Third Application; and

(c)	the Consequential Amendments.

3.2
Other parties' agreement and confirmation. The Borrowers and the Guarantor agree and confirm that the Loan Agreement and the Finance Documents to which each is a party shall remain in full force and effect and each of the Borrowers and the Guarantor shall remain liable under the Loan Agreement and the Finance Documents to which each is a party for all obligations and liabilities assumed by it thereunder.

3.3
Agreement of Creditor Parties. The agreement of the Creditor Parties contained in Clause 3.1 shall have effect on and from the Effective Date save for the Third Reduction, First Application, the Second Release and the Second Application which were effected on 7 January 2013.

4	CONDITIONS

4.1
Conditions precedent. The agreements of the Lenders contained in Clause 3.1 of this Supplemental Agreement shall all be expressly subject to the condition that the Agent shall have received in form and substance satisfactory to it and its legal advisers on or before on or before the Effective Date:

(a)	up-to-date certificates of goodstanding in respect of the Borrowers and the Guarantor;

(b)	a duly executed original of the Account Pledge;

(c)	evidence that the persons executing this Supplemental Agreement on behalf of the Borrowers and the Guarantor and the Account Pledge on behalf of SBM are duly authorised to execute the same;

(d)
true and complete copy of the resolution passed at separate meeting of the directors and member of each Borrower, the directors of the Guarantor authorising and approving the execution of this Supplemental Agreement and:

(i)	in the case of that Borrower, the relevant Mortgage Addendum; and

(ii)	in the case of SBM the Account Pledge,

and, in each case, any other document or action to which it is or is to be a party and authorising its directors or other representatives to execute the same on the relevant party's behalf;

(e)	the original of any power of attorney issued by each Borrower, the Guarantor and SBM pursuant to such resolutions aforesaid;

(f)	each Mortgage Addendum has been, duly executed by the relevant Borrower together with evidence that that Mortgage Addendum has been duly registered in accordance with the laws of the Marshall Islands;

(g)	evidence that the processing fee referred to in Clause 6.1 has been paid in full;

(h)	the originals of any mandates or other documents required in connection with the opening or operation of the Management Account;

(i)	an updated business plan regarding the Borrowers and the Group;

(j)
evidence satisfactory to the Agent that (i) Commerzbank AG has relaxed the Group's cash outflow under the terms of the relevant facility documentation and (ii) all lenders of the Group have agreed to relax and/or waive the Guarantor's covenants under the terms of the relevant facility documentation, in each case, in a manner satisfactory to the Lenders;

(k)
a statement duly signed by the Borrowers and the Guarantor stating that no Event of Default (including, without limitation, an Event of Default under clause 19.1(f)(iv) of the Loan Agreement in connection with the application of earnings in respect of any Fleet Vessel by any member of the Group pursuant to any loan or other facility agreement to which that member of the Group is a party) is in existence as at the Effective Date and that any transfer of funds, equivalent to a Cross Transfer, is not in any way prohibited by any lender of any member of the Group as at that date;

(l)
certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action, approvals or consents with respect to this Supplemental Agreement and the Mortgage Addenda (including without limitation) all necessary governmental and other official approvals and consents in such pertinent jurisdictions as the Agent deems appropriate;

(m)	no Event of Default or Potential Event of Default being in existence on the Effective Date;

(n)	such legal opinions as the Agent may require in respect of the matters contained in this Supplemental Agreement and the Mortgage Addenda; and

(o)	evidence that the agent referred to in clause 31.4 of the Loan Agreement has accepted its appointment as agent for service of process under this Supplemental Agreement.

5	VARIATIONS TO LOAN AGREEMENT, GUARANTEE AND FINANCE DOCUMENTS

5.1
Specific amendments to Loan Agreement and Guarantee. In consideration of the agreement of the Lenders contained in Clause 3.1 of this Supplemental Agreement, the Borrower hereby agrees with the Lenders that upon satisfaction of the conditions referred to in Clause 4.1, the provisions of the Loan Agreement shall be varied and/or amended and/or supplemented with effect on and from the Effective Date as follows:

(a)	by inserting in clause 1.1 of the Loan Agreement the definition of "Mortgage Addendum" set out in Clause 1.2;

(b)
the definition of, and references throughout each of the Finance Documents to, each Mortgage shall be construed as if the same referred to that Mortgage as amended and supplemented by the relevant Mortgage Addendum;

(c)	by deleting the definition of "Applicable Date" in clause 1.1 of the Loan Agreement;

(d)	by adding the following new definitions in clause 1.1 of the Loan Agreement:

""Equity Raise" has the meaning given in clause 12.6 of the Corporate Guarantee; "Excess Cash" has the meaning given in Clause 8.14;

"Excess Cash Calculation" has the meaning given in Clause 11.6(d);

"Management Account" means an account (number: #1200013434) in the name of SBM with the Agent in Hamburg designated "Star Bulk Management Inc. - Current Account", or any other account (with that or another office of the Agent or with a bank or financial institution other than the Lenders) which replaces this account and is designated by the Agent as the Management Account for the purposes of this Agreement in accordance with the Agent's instructions;

"Relevant Percentage" has the meaning given in Clause 15.1;

"Waiver Period A" means the period starting on 1 January 2013 to 31 December 2014 (inclusive);

"Waiver Period B" means the period 30 September 2012 to 31 December 2012 (inclusive);

"Waiver Period C" means the period 1 January 2013 to 31 December 2013 (inclusive);

"Waiver Period D" means the period 21 December 2012 to 31 December 2014 (inclusive); and

"Waiver Period E" means the period 30 September 2012 to 31 December 2014 (inclusive);";

(e)	by substituting the words "Cash Collateral Account" with the words "Management Account" in the first line of the definition of "Accounts" in clause 1.1 of the Loan Agreement;

(f)
by adding the words "and, for the purposes of a valuation of any Fleet Vessel (other than the Mortgaged Ships), additionally Associated Shipbroking S.A.M., Monaco and ICAP Shipping" after the words "and Fearnleys A/S" in the third line of the definition of "Approved Broker" in clause 1.1 of the Loan Agreement;

(g)	by adding the words "("SBM")" after the words "Star Bulk Management Inc." in the first line of sub-paragraph (a) in the definition of "Approved Manager" in clause 1.1 of the Loan Agreement;

(h)
by adding the words "(as that Mortgage has been amended and supplemented by the applicable Mortgage Addendum)" after the words "in the Agreed Form" in the second line of the definition of "Mortgage" in clause 1.1 of the Loan Agreement;

(i)	by substituting the definitions of "Balloon Instalment, "Instalment" and "Margin" in clause 1.1 of the Loan Agreement with the following:

"Balloon Instalment" has the meaning given in Clause 8.1(b); and "Instalment" has the meaning given in Clause 8.1(a); and

"Margin" means:

(a)	during Waiver Period A, 3.50 per cent; and

(b)	at all other times and subject to Clause 5.16, 2.75 per cent. per annum;";

(j)	by adding in the Loan Agreement the following new clause 5.16:

"5.16
Margin Reduction. The Margin shall be reduced to 2.75 per cent. per annum on the date falling after the end of Waiver Period A on which the Lenders are satisfied in their sole discretion that no Event of Default or Potential Event of Default has occurred or is continuing.";

(k)	by substituting clauses 8.1 and 8.2 of the Loan Agreement with the following new clauses:

"8.1	Amount of Instalments. Save as previously repaid or prepaid, the Borrowers shall repay the First Tranche by:

(a)	12 consecutive quarterly instalments (each an "Instalment" and, together, the "Instalments"), each in the amount of:

(i)	in the case of the first to fifth Instalments (inclusive), $224,000; and

(ii)	in the case of the sixth to twelfth Instalments (inclusive), $1,250,000; and

(b)	a balloon instalment in the amount of $20,850,000 (the "Balloon Instalment").

8.2	Repayment Dates. The first Instalment shall be repaid on 7 October 2013, each subsequent Instalment shall be repaid at three-monthly intervals thereafter and:

(a)	the last Instalment in respect of that Tranche shall be repaid on 7 July 2016; and

(b)	the Balloon Instalment shall be repaid on 30 September 2016.";

(l)	by deleting Clause 8.5(b)(ii) of the Loan Agreement;

(m)	by substituting the definition of "Relevant Amount" in clause 8.8 of the Loan Agreement with the following new definition:

"Relevant Amount" means in the case of a sale or Total Loss of a Supramax Ship:

(a)	during the Waiver Period D, the higher of:

(i)	the whole of the sale or Total Loss proceeds for the Ship being sold or which has become a Total Loss;

(ii)	the Applicable Amount; and

(iii)
an amount which after the application of the prepayment to be made pursuant to this Clause 8.8, results in the security cover ratio under Clause 15.1 being the greater of (A) the Relevant Percentage and (B) the percentage which applied immediately prior to the applicable event described in paragraph (a) or (b) of this Clause 8.8; and

(b)	at all other times, the higher of:

(i)	the Applicable Amount; and

(ii)
an amount which after the application of the prepayment to be made pursuant to this Clause 8.8, results in the security cover ratio under Clause 15.1 being the greater of (A) the Relevant Percentage and (B) the percentage which applied immediately prior to the applicable event described in paragraph (a) or (b) of this Clause 8.8.";

(n)	by substituting clause 8.10 of the Loan Agreement with the following:

"8.10	Application of partial prepayment. Each partial prepayment shall be applied towards pro rata reduction of the Instalments and the Balloon Instalment.";

(o)	by substituting clause 8.14 of the Loan Agreement with the following new clause:

"8.14	Prepayment out of Excess Earnings

If on 30 June and 31 December (each an "Excess Cash Calculation Date") in each financial year of each Borrower during the period 1 January 2013 (the "First Date") to the earlier of (i) the date on which the Balloon Instalment has been fully prepaid in accordance with this Clause 8.14 or otherwise and (ii) the end of the Security Period, with the first such 6-month period commencing on the First Date, the Agent determines, on the basis of:

(a)
that Borrower's quarterly management accounts in respect of the financial quarters ending on 31 March and 30 June (on an aggregate basis for such 6-month period) or, as the case may be, 30 September and 31 December (on an aggregate basis for such 6-month period) relative to the first and second 6-month period, respectively, in the relevant Financial Year to be provided on the earlier of (A) pursuant to Clause 11.6(b) or (B) the date on which the relevant quarterly consolidated unaudited accounts of the Group are released;

(b)
that Borrower's individual unaudited annual accounts to be provided on the earlier of (A) pursuant to Clause 11.6(a) or (B) the date on which the relevant consolidated audited annual accounts of the Group are published; and

(c)	the Excess Earnings Calculation in respect of that 6-month period,

that the aggregate of the Earnings of that Borrower's Ship for such 6-month period exceed the aggregate of:

(i)
the expenditure necessarily incurred during such 6-month period by that Borrower in operating, insuring, maintaining, repairing and generally trading that Ship (including any voyage and operating expenses, drydocking provision, management fees paid in respect of that Ship and overhead expenses referring to such Ship) with all such expenditure to be agreed by the Agent; and

(ii)
the sums incurred by the Borrowers in respect of the payment of principal of, and accrued interest on, the Loan pursuant to this Agreement and any sums paid by the Borrower pursuant to the Master Agreement during such 6-month period, which are attributable, in each case and in the absolute discretion of the Agent, to that Borrower, then the Agent shall on, the date on which the Agent determines such excess, apply, by debiting the Earnings Accounts, an amount equal to such excess (each an "Excess Amount" and, together, the "Excess Amounts"), in reducing the Balloon Instalment.

8.15	Adjustment of Excess Amount

If the Agent determines (in its sole and absolute discretion) upon review of any Excess Cash Calculation that the aggregate of the Excess Amounts for each 6-month period for each Financial Year determined by reference to:

(a)	the quarterly management accounts of the Borrowers for that period; or

(b)	the annual unaudited accounts of the Borrowers, is:

(a)
more than the aggregate of the Excess Amounts for that 6-month period as determined by reference to that Excess Cash Calculation (the "Adjusted Excess Amount") the Borrowers shall, following the Agent's determination as aforesaid, prepay on the date falling 10 days after the date on which the Agent notifies the Borrowers of such insufficiency the amount by which the Adjusted Excess Amount exceeds the aggregate of the Excess Amounts for that 6-month period in the manner set out in Clause 8.14; or

(b)
less than the aggregate of the Excess Amounts for that 6-month period as determined by reference to that Excess Cash Calculation, the difference between such two amounts shall be deducted from the amount determined by the Agent to be the Excess Amount for the following 6-month period.";

(p)
by adding after the word "information" the words "(including, without limitation, any financial information which the Agent may require in connection with the calculation of any Excess Amount pursuant to Clauses 8.14 and 8.15)" in the first line of clause 11.6 (c) of the Loan Agreement;

(q)	by adding in the Loan Agreement the following new clause 11.6(d):

"(d)
as soon as possible, but in no event later than the dates on which statements and/or accounts are provided, released or, as the case may be published in accordance with Clauses 8.14(a) and (b), a written calculation (each an "Excess Cash Calculation") in a form approved by the Agent (acting on the instructions of the Majority Lenders) duly certified as to its correctness by:

(i)	in respect of each Excess Cash Calculation of any 6-month period ending on 30 June, the Corporate Guarantor's chief financial officer and a director of each Borrower; or

(ii)	in respect of each Excess Cash Calculation of any 6-month period ending on 31 December, the Group's duly appointed auditors,

of any Excess Amount or, as the case may be, evidencing the lack thereof during that 6-month period."

(r)	by substituting the figure "$400,000" in the third line of clause 11.17 of the Loan Agreement with the figure "$200,000";

(s)	by substituting clause 12.3(b) of the Loan Agreement with the following:

"(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital:

(i)	during the Waiver Period A; and

(ii)
at all other times, if an Event of Default or Potential Event of Default has occurred and is continuing at the relevant time or an Event of Default or Potential Event of Default will result from the payment of a dividend or the making of any other form of distribution;"

(t)	by substituting the hanging paragraph in clause 15.1 of the Loan Agreement in its entirety with the following:

"In this Clause 15.1 "Relevant Percentage" means:

(i)	during the Waiver Period B, 100 per cent.;

(ii)	during the Waiver Period C, 110 per cent.; and

(iii)	at all times thereafter, 125 per cent.";

(u)	by adding the words "and any Fleet Vessel" after the words "a Mortgaged Ship" in the first line of clause 15.3 of the Loan Agreement;

(v)	by adding the following hanging paragraph in clause 18.1 of the Loan Agreement:

"Each Borrower may transfer (each a "Cross-transfer") any part of the balance standing to the credit of its Earnings Account to the Management Account, to the extent permitted under the terms of this Agreement, subject to:

(i)	the Management Account being pledged in favour of the Lenders or, as the case may be, the Security Trustee at the relevant time;

(ii)	the Lenders being satisfied at all times that any transfers equivalent to the Cross-transfers are not in any way prohibited by any other lender of any member of the Group or any other third party;

(iii)	no Event of Default or Potential Event of Default being in existence at that time; and

(iv)
the Agent's receipt, promptly after its request (to be made on the instructions of the Majority Lenders), of a written statement that no Event of Default (including, without limitation, an Event of Default under Clause 19.1(f)(iv) in connection with the application of earnings in respect of any Fleet Vessel by any member of the Group pursuant to any loan or other facility agreement to which that member of the Group is a party) is in existence at the relevant time and that any transfer of funds, equivalent to a Cross Transfer, is not in any way prohibited by any lender of any member of the Group.";

(w)
by adding the words "and/or at the option of the Borrowers which shall be exercised by  serving a notice in writing not later than the applicable transfer date, out of any amounts standing to the credit of the Management Account" after the words "Earnings Accounts" in the first line of clause 18.2(a) of the Loan Agreement;

(x)	by adding the following at the end of clause 19.1(e) of the Loan Agreement:

"or Mr. Pappas or any member of his family (either directly and/or through companies beneficially owned by Mr. Petros Pappas or any member of his family and/or trust or foundations of which Mr. Pappas or any member of his family are beneficiaries) ceases to own in aggregate at least 5 per cent. of the issued share capital of the Corporate Guarantor or Mr. Pappas ceases to be the chairman of the Corporate Guarantor at any time during the Security Period;";

(y)	by substituting clause 12.2(b) of the Guarantee with the following:

"(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital:

(i)	during the Waiver Period A; and

(ii)
at all other times, if an Event of Default or Potential Event of Default has occurred and is continuing at the relevant time or an Event of Default or Potential Event of Default will result from the payment of a dividend or the making of any other form of distribution;";

(z)	by substituting clause 12.3 of the Guarantee with the following: "12.3 Financial Covenants. The Guarantor shall ensure that at all times:

"12.3	Financial Covenants. The Guarantor shall ensure that at all times:

(a)	the Market Adjusted Leverage shall not exceed:

(i)	during the Waiver Period E, 90 per cent; and

(ii)	at all times thereafter, 70 per cent.;

(b)	the Market Value Adjusted Net Worth of the Group shall not be less than:

(i)	during the Waiver Period E, $30,000,000; and

(ii)	at all times thereafter, $100,000,000;

(c)	the Minimum Interest Coverage Ratio shall be no less than 2.00:1; and

(d)
the members of the Group will maintain Liquid Funds (including, without limitation, the amount standing, at the relevant time, to the credit of the Liquidity Account) in the amount, in aggregate, of not less than:

(A)	during the Waiver Period E, $500,000 per Fleet Vessel; and

(B)	at all other times $10,000,000.";

(aa)	by adding in the Guarantee the following new clause 12.6:

"12.6
Equity. The Guarantor shall raise equity (the "Equity Raise") in an aggregate amount of not less than $20,000,000, whether by equity injection, increase of share capital or otherwise, by not later than 31 December 2013. The Guarantor shall ensure that the amount of the Equity Raise is used solely for the purpose of acquiring vessels (whether second hand or new-building vessels)."; and

(bb)
by construing references throughout to "this Agreement", "hereunder" or, as the case may be, "this Guarantee" and other like expressions as if the same referred to the Loan Agreement or, as the case may be, this Guarantee, as amended and supplemented by this Agreement.

5.2
Amendments to Finance Documents. With effect on and from the Effective Date each of the Finance Documents other than the Loan Agreement and the Guarantee shall be, and shall be deemed by this Supplemental Agreement to have been, amended as follows:

(a)
the definition of, and references throughout each of the Finance Documents to, the Loan Agreement, the Guarantee and any of the other Finance Documents shall be construed as if the same referred to the Loan Agreement, the Guarantee and those Finance Documents as amended and supplemented by this Supplemental Agreement; and

(b)
by construing references throughout each of the Finance Documents to "this Agreement", "this Deed", "hereunder and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this Supplemental Agreement.

5.3	Finance Documents to remain in full force and effect. The Finance Documents shall remain in full force and effect as amended and supplemented by:

(a)	the amendments to the Finance Documents contained or referred to in Clauses 5.1 and 5.2; and

(b)	such further or consequential modifications as may be necessary to make the same consistent with, and to give full effect to, the terms of this Supplemental Agreement.

6	EXPENSES

6.1	Processing fee The Borrowers has paid to the Agent a non-refundable processing fee of $12,000 on 28 December 2012.

6.2
Fees and expenses The provisions of clause 20 (fees and expenses) of the Loan Agreement shall apply to this Supplemental Agreement as if they were expressly incorporated in this Supplemental Agreement with any necessary amendments.

7	CONFIRMATIONS AND ACKOWLEDGEMENTS.

General. The Agent, acting on the instructions of all Lenders, the Borrowers and the Guarantor hereby confirm and acknowledge that:

(a)	the First Sale and the Second Application were effected, in the manner described in Recital (D)(iv)(AA), on 7 March 2012;

(b)	the amount of the Instalments which fell due on 7 January 2013 and 8 April 2013 were reduced following the Applications in the manner described in Recital D and duly paid on such Repayment Dates;

(c)	the Third Reduction and the First Application were effected, in the manner described in Recital D(iii), on 7 January 2013;

(d)	the Second Release and the Fourth Application were effected, in the manner described in Recitals D(v), on 7 January 2013; and

(e)	the Third Application was effected on 2 April 2013 in the manner described in Recital (D)(iv)(BB).

8	COMMUNICATIONS

8.1
General. The provisions of clause 28 (notices) of the Loan Agreement, as amended and supplemented by this Supplemental Agreement, shall apply to this Supplemental Agreement as if they were expressly incorporated in this Agreement with any necessary modifications.

9	SUPPLEMENTAL

9.1	Counterparts. This Supplemental Agreement may be executed in any number of counterparts.

9.2
Third Party rights. A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Supplemental Agreement.

10	LAW AND JURISDICTION

10.1	Governing law. This Supplemental Agreement and any non-contractual obligations arising out of, or in connection with, it shall be governed by and construed in accordance with English law.

10.2
Incorporation of the Loan Agreement provisions. The provisions of clause 31 (law and jurisdiction) of the Loan Agreement, as amended and supplemented by this Supplemental Agreement, shall apply to this Supplemental Agreement as if they were expressly incorporated in this Supplemental Agreement with any necessary medications.

IN WITNESS WHEREOF the parties hereto have caused this Supplemental Agreement to be duly executed the day and year first above written.

SCHEDULE 1

LENDERS

Lender	Lending Office
HSH Nordbank AG	Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany

EXECUTION PAGES

BORROWERS

SIGNED by Georgia Mastagaki	)	/s/ Georgia Mastagaki
for and on behalf of	)
STAR COSMO LLC	)

SIGNED by Georgia Mastagaki	)	/s/ Georgia Mastagaki
for and on behalf of	)
STAR KAPPA LLC	)

SIGNED by Georgia Mastagaki	)	/s/ Georgia Mastagaki
for and on behalf of	)
STAR OMICRON LLC	)

GUARANTOR

SIGNED by Symeon Spyrou	)	/s/ Symeon Spyrou
for and on behalf of	)
STAR BULK CARRIERS CORP.	)

LENDERS

SIGNED by Irene Graff	)	/s/ Irene Graff
for and on behalf of	)
HSH NORDBANK AG	)

AGENT

SIGNED by Irene Graff	)	/s/ Irene Graff
for and on behalf of	)
HSH NORDBANK AG	)

ARRANGER

SIGNED by Irene Graff	)	/s/ Irene Graff
for and on behalf of	)
HSH NORDBANK AG	)

SECURITY TRUSTEE

SIGNED by Irene Graff	)	/s/ Irene Graff
for and on behalf of	)
HSH NORDBANK AG	)

SWAP BANK

SIGNED by Irene Graff	)	/s/ Irene Graff
for and on behalf of	)
HSH NORDBANK AG	)

Witness to all the	)	/s/ Ileana-Emmanouela Loudarou
Above signatures	)

Name: Ileana-Emmanouela Loudarou

Address: WATSON, FARLEY & WILLIAMS 89 AKTI MIAOULI PIRAEUS 185 38 - GREECE

COUNTERSIGNED this 17 day of July 2013 by the following parties which by their execution hereof, confirm and acknowledge that they have read and understood the terms and conditions of this Agreement (the "Supplemental Agreement"), that they agree in all respects to the same and that the Finance Document or Finance Documents to which each is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Loan Agreement, the Master Agreement and the other Finance Documents (each as amended and supplemented by the Supplemental Agreement).

/s/ Symeon Spyrou
Symeon Spyrou
for and on behalf of
STAR BULK MANAGEMENT INC.

/s/ Joannis Pektesidis
Joannis Pektesidis
for and on behalf of
STAR BULK S.A.